Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Registration Statement of The Docs, Inc. on Form S-1/A, of our report dated January 19, 2021 with respect to our audit of the financial statements of The Docs, Inc. as of September 30, 2020 and 2019, and for years then ended, which report is included in this Registration Statement.

/s/ Assurance Dimensions

Certified Public Accountants

Margate, Florida

September 28, 2021